SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 13(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): June 8, 1999




                 SOFTWARE PUBLISHING CORPORATION HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)




            Delaware                 1-14076                 22-3270045
  (State or other jurisdiction      (Commission          (I.R.S. Employer
         of incorporation)          File Number)       Identification Number)




3A Oak Road, Fairfield, New Jersey                    07004
 (Address of principal executive offices)           (Zip Code)




                                 (973) 808-1992
              (Registrant's telephone number, including area code)

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     Statements contained in this Current Report on Form 8-K that are not based upon historical fact are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause actual results, performance (financial or operating) or achievements expressed or implied by such forward looking statements not to occur or be realized. Such forward looking statements generally are based upon the best estimates by Software Publishing Corporation Holdings, Inc. ("we," "us," "our" or the "Company") of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms.

     Potential risks and uncertainties include those risks set forth in the Company's filings with the SEC, as well as, among other things:

     -    Our ability to obtain from the Internal Revenue Service (the
          "IRS") relief to make the appropriate election under the Internal Revenue Code of 1986, as amended (the "Code"), which would permit reporting dual consolidated losses by the Company's wholly-owned subsidiary, Software Publishing Corporation ("SPC");
     -    Approval by the IRS of our application for a closing agreement; and
     - Approval by the IRS of a similar application for a closing agreement in the event the Company chooses to sell SPC in the future.

Item 5.   Other Events.
          ------------

     1. On June 8, 1999, the Company filed with the SEC a registration statement on Form S-3 covering the resale by certain selling security holders of 3,375,877 shares of 175 Common Stock and 167,052 warrants to purchase shares of Common Stock.

     2. On June 9, 1999, the Company sold an aggregate of 525,000 shares of Common Stock for aggregate gross proceeds of $1,050,000 to twenty-two accredited investors. The issuance of these shares of Common Stock was a private transaction exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

     3. On June 11, 1999, the Company granted to Neil M. Kaufman, a director of the Company, and Kaufman & Moomjian, LLC, of which Mr. Kaufman is a member, counsel to the Company, options (the "Kaufman Options") to purchase an aggregate of 100,000 shares of Common Stock, at an exercise price of $2.75 per share. The Kaufman Options are exercisable, with respect to 33,333 shares, immediately and, with respect to an additional 33,333 shares, on June 11, 2000 and, with respect to an additional 33,334 shares, on June 11, 2001. The Kaufman Options expire on June 10, 2009. The Company also agreed to issue 50,000 shares of Common Stock (the "K&M Shares") to Kaufman & Moomjian, LLC in payment of $100,000 of accrued legal fees and disbursements. The issuances of the Kaufman Options and the K&M Shares were private transactions exempt from registration under Section 4(2) of the Securities Act.

     4. In September 1997, the Company applied for a closing agreement with the IRS pursuant to which we would become jointly and severally liable for SPC's tax obligations upon occurrence of a "triggering event" requiring recapture of dual consolidated losses previously utilized by SPC. The Company acquired SPC in December 1996. Such closing agreement would avoid SPC's being required to recognize a tax of approximately $8 million on approximately $24.5
million of SPC's   pre-acquisition   dual   consolidated   losses.   We recently
received notification from the IRS that the IRS has determined not to act on our application until such time as SPC submits certain filings pertaining to pre-acquisition filings made by SPC. Such additional filings require SPC to obtain IRS relief so as to permit SPC to appropriately make the election allowing SPC to utilize the dual consolidated losses. We believe that once the appropriate prior year filings are made, and re-application for a closing agreement is made, the IRS should agree to such a closing agreement. However, no assurance can be given that the IRS will do so, and any failure to do so could result in the recognition of this tax liability. Should such a closing agreement be obtained, in certain circumstances, a future acquirer of the Company may also be required to agree to a similar closing agreement in order to avoid the same tax liability, to the extent it is able to do so. This could have a material adverse effect on our future ability to sell SPC. The report of our auditors covering the December 31, 1998 consolidated financial statements contains a paragraph emphasizing these dual consolidated losses.



Item 7.   Financial Statements and Exhibits.
          ---------------------------------

     (a)  Financial statements of business acquired.
          Not applicable.

     (b)  Pro forma financial information.
          Not applicable.

     (c)  Exhibits.
          Not Applicable

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 14, 1999
                                                     SOFTWARE PUBLISHING
                                                  CORPORATION HOLDINGS, INC.




                                           By:    /s/ Mark E. Leininger
                                               ---------------------------------
                                                 Mark E. Leininger, President
                                                (Principal Executive Officer)